Exhibit 99.1

Geron Corporation Reports 2008 Second Quarter Financial Results and Events

MENLO PARK, Calif.--(BUSINESS WIRE)--Geron Corporation (Nasdaq: GERN) today reported financial results for the three and six months ended June 30, 2008.

For the second quarter of 2008, the company reported a net loss of $13.6 million, or $(0.17) per share, compared to $14.0 million, or $(0.19) per share, for the comparable 2007 period. Net loss applicable to common stockholders for the first six months of 2008 was $27.2 million, or $(0.35) per share, compared to $16.5 million or $(0.23) per share, for the comparable 2007 period. The results of the 2007 period include an unrealized gain of $14.8 million related to changes in fair value of warrants classified as liabilities, and a non-cash expense of $3.7 million related to issuance of warrants in February 2007.

Revenues for the second quarter of 2008 were $198,000, compared to $889,000 for the comparable 2007 period. Revenues for the first six months of 2008 were $1.9 million, compared to $1.8 million for the comparable 2007 period. Revenues for 2008 and 2007 reflect royalty and license fee revenue under various license and collaborative agreements.

Total operating expenses for the second quarter of 2008 were $15.7 million, compared to $17.7 million for the comparable 2007 period. Research and development expenses for the second quarter of 2008 were $11.6 million, compared to $14.1 million for the comparable 2007 period. Research and development expenses decreased as a net result of reduced drug product purchases of GRN163L, offset by additional hiring of product development and regulatory personnel and higher clinical trial costs for GRN163L. General and administrative expenses for the second quarter of 2008 were $4.0 million, compared to $3.6 million for the comparable 2007 period. The increase in general and administrative expenses in the second quarter of 2008 was primarily due to increased patent legal costs.

Total operating expenses for the first six months of 2008 were $33.3 million, compared to $35.0 million for the comparable 2007 period. Research and development expenses for the first six months of 2008 were $25.2 million, compared to $27.3 million for the comparable 2007 period. Overall research and development expenses decreased in 2008 as a net result of reduced drug product purchases, offset by additional hiring of personnel and increased clinical trial costs. General and administrative expenses for the first six months of 2008 were $8.1 million, compared to $7.7 million for the comparable 2007 period. The increase in general and administrative expenses for the first six months of 2008 was primarily the result of increased patent legal costs.

Second Quarter 2008 Highlights:

  Geron received a milestone payment of $1.5 million from Exeter Life Sciences, Inc. upon release of the final Risk Assessment by the U.S. Food and Drug Administration (FDA) addressing food products from cloned animals or their progeny.
  Five presentations were given on Geron’s telomerase inhibitor drug, GRN163L, at the American Association for Cancer Research (AACR) annual meeting. The presentations provided additional data to support ongoing clinical trials using GRN163L in solid tumors, non-small cell lung cancer and multiple myeloma as well as initiation of a new trial for breast cancer in combination with current chemotherapy.
  The UK Stem Cell Foundation, with funding from the Medical Research Council and Scottish Enterprise, awarded two grants to Geron’s collaborator, the University of Edinburgh, to conduct preclinical safety and efficacy studies of hESC-derived hepatocytes for the treatment of liver failure and for use in cell-based assays and hESC-derived osteoblasts and chondrocytes for the treatment of musculoskeletal disorders such as osteoporosis, bone fractures and osteoarthritis.
  The FDA provided notice that the company’s Investigational New Drug (IND) submission for GRNOPC1, a cell therapy for spinal cord injury, has been placed on clinical hold.
  Geron provided a non-exclusive license to STEMCELL Technologies to develop, manufacture and sell cell culture media and matrix surfaces for research use only. Geron will receive license payments and is entitled to royalties on sales of products developed under the license.
  Two presentations of GRN163L were given at the American Society of Clinical Oncology (ASCO) annual meeting. The presentations provided interim analysis of an ongoing Phase I study of GRN163L in refractory, advanced solid tumor patients and showed new activity of GRN163L on T-PLL cells that provides the rationale for a clinical trial.
  Four presentations related to Geron’s human embryonic stem cell (hESC) programs were given at the International Society of Stem Cell Research (ISSCR) annual meeting. The new data indicate that GRNCM1, the company’s hESC-based therapeutic for the treatment of heart failure, evades direct attack by the human immune system in vitro. Three additional presentations documented continued progress in the development of hESC-based therapeutics for liver disease and orthopedic indications.

Conference Call

At 8:00 a.m. PDT / 11:00 a.m. EDT on Thursday, July 31, Thomas B. Okarma, Ph.D., M.D., Geron’s chief executive officer, and David L. Greenwood, Geron’s chief financial officer, will host a conference call to discuss the company’s second quarter and year-to-date results.

Participants can access the conference call via telephone by dialing 866-510-0676 (U.S.) or 617-597-5361 (international). The passcode is 91872119. A live audio-only Webcast is also available through a link that is posted on the events page in the Investors section of Geron’s Website at http://www.geron.com. The audio Web broadcast of the conference call will be available for replay through Aug. 30, 2008.

Geron is a biopharmaceutical company that is developing first-in-class therapeutic products for the treatment of cancer and chronic degenerative diseases, including spinal cord injury, heart failure and diabetes. The products are based on our core expertise in telomerase and human embryonic stem cells. For more information, visit www.geron.com.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release regarding potential applications of Geron’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports, including the quarterly report on Form 10-Q for the quarter ended March 31, 2008.

GERON CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
(In thousands, except share and per share data)	2008	2007	2008	2007

Revenues from collaborative agreements	$87	$304	$166	$597
License fees and royalties	111	585	1,726	1,208
Total revenues	198	889	1,892	1,805

Operating expenses:
Research and development	11,614	14,098	25,227	27,287
General and administrative	4,042	3,557	8,072	7,686
Total operating expenses	15,656	17,655	33,299	34,973
Loss from operations	(15,458)	(16,766)	(31,407)	(33,168)

Unrealized gain (loss) on derivatives	495	(36)	901	14,769
Interest and other income	1,423	2,843	3,316	5,635
Interest and other expense	(24)	(26)	(48)	(54)
Net loss	(13,564)	(13,985)	(27,238)	(12,818)
Deemed dividend on derivatives	—	—	—	(3,661)
Net loss applicable to common stockholders	$(13,564)	$(13,985)	$(27,238)	$(16,479)

Basic and diluted net loss per share applicable to common stockholders	$(0.17)	$(0.19)	$(0.35)	$(0.23)
Shares used in computing basic and diluted net loss per share applicable to common stockholders	78,142,176	74,077,733	77,385,935	72,937,395

CONDENSED CONSOLIDATED BALANCE SHEETS

	JUNE 30,	DECEMBER 31,
(In thousands)	2008	2007
	(Unaudited)	(Note 1)
Current assets:
Cash, restricted cash and cash equivalents	$128,162	$148,465
Marketable securities	58,571	59,979
Interest and other receivables	305	788
Other current assets	5,879	4,140
Total current assets	192,917	213,372

Property and equipment, net	4,092	4,075
Deposits and other assets	3,599	1,449
	$200,608	$218,896

Current liabilities	$8,579	$12,717
Noncurrent liabilities	65	505
Stockholders’ equity	191,964	205,674
	$200,608	$218,896

Note 1: Derived from audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2007.

CONTACT:
Geron Corporation
Anna Krassowska
Investor and Media Relations
650-473-7765
info@geron.com